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                                 EXHIBIT 10.5

                                THIRD AMENDMENT
                              TO LEASE AGREEMENT

         THIS THIRD AMENDMENT to lease agreement is dated as of the 15th day of August, 1994, and entered into by and between Thomas C. Decker ("Lessor") and CTI INDUSTRIES CORPORATION, a Delaware corporation ("Lessee").

                             W I T N E S S E T H:

         WHEREAS, Lessor and Lessee have heretofore entered into a lease agreement dated as of the 14th day of October, 1987, (the "Original Lease"), as amended by that certain first amendment to lease agreement dated as of July 26, 1988 (the "First Amendment") (the Original Lease and the First Amendment are hereinafter collectively referred to as the "Lease") wherein the Lessee has agreed to lease from the Lessor premises located at 675 Industrial Drive, Cary, Illinois containing approximately 59,894 square feet;

         WHEREAS, the parties are desirous of extending the term of the Lease to and including December 31, 1999 and providing for a new rental rate and such other amendments and modifications as are hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. To the extent that the terms and conditions of the Third Amendment are inconsistent with the terms and conditions of the Lease, the terms and conditions of this third Amendment shall control.

         2. Commencing January 1, 1995, and for each month thereafter through and including December 31, 1999, monthly Base Rent shall be as follows:

                  Months 01 through 60 - $17,032.00 per month


         3. Paragraph 6 of the Original Lease is hereby deleted in its entirety and replaced by the following:

         "For each month of the leased term, Lessee shall pay to Lessor Lessee's pro-rata share of real estate taxes, as additional rent, promptly without demand in an amount to be estimated by Lessor and in the event Lessor is required under any mortgage covering part or all of the Building to escrow real estate taxes, Lessor may use the amount required to be so escrowed as the basis of its estimate and to be adjusted at the end of each lease year based upon Lessor's actual costs. If Lessee has paid less than the amount due, Lessee shall pay the difference within 10 days of receipt of notice by Lessor."

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         4. For each lease year of the leased term, or such period of time
Lessee shall have the right of possession of the Premises, Lessee shall pay to Lessor Lessee's pro-rata share of insurance charges as additional rent, promptly, without demand, in an amount to be estimated by lessor and to be adjusted at the end of each lease year based upon Lessor's actual cost thereof (the "Insurance Payment"). An amount equal to 1/12 of Lessor's estimate of the current Insurance Payment shall be payable in advance during the term of the Lease on the first day of each calendar month and a proportionate sum for the partial month, if any, at the commencement of the leased term based upon the total square footage of the Premises. The Insurance Payment shall consist of all items of cost and expense that keep the Building in lessor's judgement fully insured including but not limited to the cost of premiums for "All Risk" insurance equal; to ISO Special Forms and based upon General Liability insurance in the minimum amount of $1,000,000.00 per occurrence BI, $2,000,000.00 policy aggregate and $1,000,000.00 per occurrence for property damage. Loss of Rents and if the exposure exists, boiler and machinery insurance in the amount of $2,000,000.00 and any other cost incurred in the placing of this insurance.

         5. For each lease year of the leased term, Lessee shall pay to Lessor in the manner hereafter provided, its pro-rata share of common area charges (as hereinafter defined). As used in this Lease the term "Common Area Charges" means the total of all items of costs and expenses expended (including appropriate reserves) in operating, managing, equipping, protecting, policing, lighting, repairing, replacing, and maintaining the Building and the common areas thereof (including the parking areas) including but not limited to all costs and expenses for or pertaining to:

         (1)      Security, fire protection and traffic direction and control;

         (2)      Cleaning and removal of rubbish, dirt, debris, snow and ice;

         (3)      Planting, replanting and replacing flowers and landscaping;

         (4)      Water, drainage and sewerage;

         (5)      Permits and licenses;

         (6)      Supplies; and

         (7)      Utility services and lighting for common areas.

         6. Lessee shall, at Lessee's own expense comply with any current or hereinafter enacted environmental-clean-up responsibility laws affecting Lessee's operation at the Premises (the "Clean-Up laws"). Lessee shall, at Lessee's own expense, make all submissions to, provide all information to, and comply with all requirements of the appropriate governmental authority (the "Authority") under the Clean-Up Laws. Should the Authority determine that a clean-up plan be repaired and that a clean-up be undertaken because of any spills or discharges of hazardous substances or wastes at the premises which occur during the term of this Lease, then Lessee shall, at Lessee's own expense, prepare and submit the required plans and financial assurances and carry out the approved plans. Lessee's obligations under this paragraph shall arise if there is any closing, terminating or transferring of operations of an industrial establishment at the Premises pursuant to the Clean-Up Laws. At no expense to Lessor, Lessee shall promptly provide all information requested by Lessor for preparation of affidavits required by Lessor to determine the applicability of the Clean-Up Laws to the Premises, and shall sign the affidavit promptly when requested to do so by Lessor. Lessee shall indemnify,

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defend and hold harmless Lessor, its beneficiaries, employees, agents and assigns, from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes at the Premises that occur during the term of this Lease or while Lessee is in possession of any portion thereof, and from all fines, suites, procedures, claims and actions of any kind arising out of Lessee's failure to provide all information, make all submissions and take all steps required by the Authority under the Clean-Up Laws or under any other environmental law. Lessee's obligations and liabilities under this paragraph shall continue so long as Lessor remains responsibility for any spills or discharges of hazardous substances or wastes a the Premises that occur during the term of this Lease or Lessee's occupancy of any portion thereof. Lessee's failure to abide by the terms of this paragraph shall be restrainable by injunction. Notwithstanding the foregoing provisions of this paragraph 6, Lessor represents and warrants to Lessee that, as of the commencement date of the original Lease, there were not present in or upon the building or premises of the Lease any toxic or hazardous substances or any other waste materials in violation of any federal or state environmental laws or regulations. Lessor agrees that (i) Lessor solely shall be responsible and liable for, and shall perform and pay for all costs of clean up of the Premises with respect to any waste material or toxic or hazardous materials which shall have been in or upon the building or property comprising the premises under the Lease as of the date of commencement of the Original Lease or which shall have been placed or deposited by Lessor or any of Lessor's employees or agents thereafter and
(ii) Lessor shall indemnify and hold Lessee harmless of and from, and shall defend Lessee against any and all claims, actions, proceedings, liabilities, costs, damage, loss or expense which shall be caused by, arise out of or result from, the presence, disposal or deposit of such materials on the such premises.

         7. Except as hereinafter provided, the Lease remains unmodified and is hereby ratified and confirmed.

         8. The term of this lease is hereby extended to and including December 31, 1999.

                  LESSOR:

                                                  _____________________________
                                                  Thomas C. Decker

Attest:_______________________



                  LESSEE:                         CTI INDUSTRIES CORPORATION

                                                  By:__________________________


Attest:_______________________


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